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                                 [Letterhead]


July 15, 1997


Board of Directors
Technology Solutions Company
205 N. Michigan Ave., Suite 1500
Chicago, IL  60601

RE:  TECHNOLOGY SOLUTIONS COMPANY REGISTRATION STATEMENT ON FORM S-3

Dear Gentlemen:

As General Counsel of Technology Solutions Company, a Delaware corporation (the "Company"), I have participated in the preparation and the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 129,870 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be offered and sold by Edward Catarsi and Joseph Alfieri (the "Selling Stockholders"). The Board of Directors of the Company, by resolutions duly adopted on March 27, 1997 approved the execution and filing of the Registration Statement. I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinion set forth below.

Based upon and subject to the foregoing, it is my opinion that the Common Stock is duly authorized and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference made to me under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

Very truly yours,


Paul R. Peterson
Senior Vice President, Secretary and General Counsel